Exhibit 4.26
Agreement on Termination of Qinghai Satellite TV Project among
CCYL Central Network Film and TV Center,
Beijing Lianfei Wireless Communication Technology Co., Ltd.
and Shanghai Lingyu Culture and Communication Co., Ltd.
1: The cooperation on Qinghai Satellite TV project among the above three Parties will be terminated on July 1, 2008. Each party will commence a handover as agreed upon on July 28, 2008 and shall complete such handover before July 31, 2008.
2: Beijing Lianfei Wireless Communication Technology Co., Ltd. (“Beijing Lianfei”) and Shanghai Lingyu Culture & Communication Co., Ltd. (“Shanghai Lingyu”) agree to transfer at a price of RMB 1 (say RMB one Yuan only) to CCYL Central Network Film & TV Center (“CCYL Central Film & TV Center”) all assets with an original value of RMB 18,191,752.00 (say eighteen million one hundred and ninety one thousand seven hundred and fifty two Yuan only) as set out in the “Receipt of the Assets” (see appendix hereto) including fixed assets, prepaid expenses for launch of program, office equipments, intellectual property rights of the programs (self-developed or internally purchased) owned by Beijing Lianfei and Shanghai Lingyu etc (for detail, see list of assets receipt as an appendix hereto). Upon execution of “Receipt of Assets” by each Party, each party’s rights and obligations under “Cooperation Agreement” (including other legal documentations previously executed by Beijing Lianfei and CCYL Central Film & TV Center) and “Advertisement Sole Agency Agreement” shall completely terminate on July 1, 2008 and no party shall lodge any claim for right or compensation against the other parties, provided that any party fails to perform it respective obligations in accordance with other provisions of this “Agreement”, the other parties shall be entitled to investigate such party’s liability for breach in accordance with this “Agreement”.
3: Shanghai Lingyu and Beijing Lianfei will no longer make payment of the following expenses incurred after July 1, 2007:
I: Expense for launch of program on Qinghai Satellite TV’s channel;

II: Fee for advertisement agency in an amount of RMB 15,000,000 paid to Qinghai Satellite TV;
III: Fee for management and consultation in an amount of RMB 2,500,000 paid to CCYL Central Film & TV Center.
4: Shanghai Lingyu and Beijing Lianfei shall be responsible for the salaries of the workers and staff in Qinghai Satellite TV’s office located in Beijing Derun Mansion, including their social insurance premiums and various welfare expenses stipulated by law as well as the expenses incurred as a result of revocation of their employment contracts and office expenses such as rent and reasonable expense incurred by Beijing office for smooth broadcast of Qinghai Satellite TV ‘s programs prior to such handover.
5: Before August15, 2008, Shanghai Lingyu and Beijing Lianfei shall make a payment to CCYL Central Film & TV Center in a total amount of RMB 1,500,000 (One million fifty thousand Yuan only) as the share of net revenue from programs broadcast by Qinghai Satellite TV in July, 2008, the balance of the net revenue from programs broadcast by Qinghai Satellite TV in July, 2008 shall go to Shanghai Lingyu. With regard to all of Qinghai Satellite TV’s advertisement revenues or any other revenues in July 2008, Shanghai Lingyu will not need to pay CCYL Central Film & TV Center any other expenses or revenue share.
6: CCYL Central Film & TV Center agrees to take over the agreement on leasing of the office in Beijing Derun Mansion, security service agreement, cleaning service agreement, digital data circuit leasing agreement as well as program transmission contract no later than August 10, 2008, meaning that CCYL Central Film & TV Center will conclude the above agreements in its own or its appoint partner’s name to become one party of the above agreements in substitute of Shanghai Lingyu, Beijing Lianfei or their respective associates. Each party shall make cooperation to achieve the above arrangements. In addition, Shanghai Lingyu and Beijing Lianfei shall settle all the expenses under the above agreement incurred before August 1, 2008. From August1, 2008, CCYL Central Film & TV Center will actually acquire the rights vested in Shanghai Lingyu, Beijing Lianfei or their respective associates under the above agreements. Based on which, CCYL Central Film & TV Center will bear the obligations of Shanghai Lingyu, Beijing Lianfei or their respective associates occurred after August 1, 2008 under the above agreements as well as expenses incurred after August 1, 2008. If , prior to conclusion of the handover agreement, CCYL Central Film & TV Center needs to deal with the other party to the above agreements due to the above agreements, Shanghai Lingyu, Beijing Lianfei or their respective associates shall give proactive coordination to CCYL Central Film & TV Center without charging CCYL Central Film & TV Center any service expense.

7: Each party will issue an “Agreement termination statement” on the date of termination of the agreement.
8: Shanghai Lingyu will, no later than July 31, 2008, notify all the advertisement customers of the matters about termination of cooperation in advertisement between Shanghai Lingyu and Qinghai Satellite TV. In the meantime, Shanghai Linyu shall inform the above advertisement customers of the contact information about Qinghai Satellite TV’s new advertisement agent in a document mode approved by CCYL Central Film & TV Center. Shanghai Lingyu and Beijng Lianfei shall be liable to any dispute arising out of the advertisement contract concluded by Shanghai Lingyu including any dispute arising out of error broadcast error or missing prior to the handover and shall be responsible for resolving it.
9: The parties shall formally and respectively execute “Termination Agreement” no later than August 1,2008. in case that there any conflict with “Termination Agreement”, the “Termination Agreement” shall prevail.
10: This “Agreement” will come into effect when the respective authorized representatives of each party set their hands and seals hereunto.
CCYL Central Network Film & TV Center (seal)
Singed by authorized representative:
Shanghai Lingyu Culture & Communication Co., Ltd. (seal)
Singed by authorized representative:
Beijing Lianfei Wireless Communication Technology Co., Ltd. (seal)
Singed by authorized representative:

Receipt of Assets
WHEREAS: CCYL Central Network Film & TV Center and Beijing Lianfei Wireless Communication Technology Co., Ltd. (“Beijing Lianfei”) have concluded “Cooperation Frame Agreement” on October 25, 2006; CCYL Central Network Film & TV Center(“CCYL Central Film & TV Center”) and Shanghai Lingyu Culture & Communication Co., Ltd. (“Shanghai Lingyu”) concluded “ Advertisement Agency Agreement” on October 26, 2006.
Beijing Lianfei Wireless Communication Technology Co., Ltd. (“Beijing Lianfei”) and Shanghai Lingyu Culture & Communication Co., Ltd.(“Shanghai Lingyu”) agree to transfer at a price of RMB 1 (say RMB one Yuan only) to CCYL Central Network Film & TV Center (“CCYL Central Film & TV Center”) all assets with an original value of RMB18,191,752.00(say eighteen million one hundred and ninety one thousand seven hundred and fifty two Yuan only) as set out in the “Receipt of Assets” (see appendix hereto) including fixed assets, prepaid expenses for launch of program, office equipments, intellectual property rights of the programs(self-developed or internally purchased) owned by Beijing Lianfei and Shanghai Lingyu etc (for detail, see list of assets receipt as an appendix hereto).Upon execution of “Receipt of Assets” by each Party, each party’s rights and obligations under “ Cooperation Agreement” (including other legal documentations previously executed by Beijing Lianfei and CCYL Central Film & TV Center) and “ Advertisement Sole Agency Agreement” shall completely terminate on July 1, 2008 and no party shall lodge any claim for right or compensation against the other parties.
Beijing Lianfei and Shanghai Lingyu represent and warrant that the above assets to be transferred to CCYL Central Network Film & TV Center has no right flaw subject to any third party’s recourse, including other rights vested in any third party such as right of common and mortgage right etc, nor infringes any third party’s intellectual property right.
CCYL Central Film & TV Center, Shanghai Lingyu and Beijing Lianfei shall formally execute the “Termination Agreement” of the above “Advertisement sole Agency Agreement” and “Cooperation Frame Agreement” before August 1, 2008.

This receipt of the assets will come into effect when the respective authorized representatives of each party set their hands and common seals hereunto.
CCYL Central Network Film & TV Center
Signed by authorized representative: Sealed
Shanghai Lingyu Culture & Communication Co., Ltd.
Signed by authorized representative: Sealed
Beijing Lianfei Wireless Communication Technology Co., Ltd.
Singed by authorized representative: Sealed
Date: July 30, 2008